Exhibit 99.1

                      Pro-Pharmaceuticals Reports
Preliminary Data Shows an Objective Partial Tumor Response in Phase II
       Colorectal Cancer Trial Evaluating DAVANAT(R) with 5-FU

    NEWTON, Mass.--(BUSINESS WIRE)--April 5,
2006--Pro-Pharmaceuticals, Inc. (Amex: PRW), a developer of novel carbohydrate-based therapeutic compounds, today announced that preliminary data shows an objective partial tumor response from a patient in stage 1 of a Simon's 2-stage designed Phase II trial for third- and fourth-line treatment of colorectal cancer, according to Response Evaluation Criteria in Solid Tumors (RECIST) guidelines. RECIST defines an objective response as a patient having a complete or partial response, with a partial response being at least a 50% reduction in total tumor size. Based on this preliminary data, the Company will not enroll patients in stage 2 and expects to begin dosing patients in a Europe-based Phase III trial for the second line treatment of colorectal cancer patients by the end of the second quarter of 2006.
    In the Phase II colorectal cancer trial, patients with colon cancer, which has spread despite treatment with approved therapies, are receiving DAVANAT(R) plus 5-fluorouracil (5-FU) in monthly cycles for at least two cycles or until their disease progresses. The study is designed to evaluate the safety and efficacy of DAVANAT(R) plus 5-FU to shrink tumors or prevent further growth. These patients are refractory to 5-FU and have a minimum of 12 weeks to live. Dosing of patients began in May 2005. The Company expects to report preliminary results in the second quarter of this year as patients continue to receive treatment. Additional information is available at www.clinicaltrials.gov.

    Phase III Colorectal Cancer Trial

    In November 2005, the Company received clearance from the European Medicines Agency (EMEA) to initiate a Europe-based Phase III clinical trial for second line treatment of patients with metastatic colorectal cancer. The trial will be conducted at clinical sites in the European Union (EU) and countries outside of the EU following regulatory and ethics approval in each country.
    This Phase III study is a multi-center, randomized clinical trial to evaluate the safety and efficacy of DAVANAT(R) with 5-FU and leucovorin in combination with irinotecan or oxaliplatin for second line treatment of metastatic colorectal cancer patients. The primary endpoint is progression free survival.

    Phase II Cholangiocarcinoma Trial

    The Company initiated a Phase II study of its lead carbohydrate compound DAVANAT(R) with 5-FU for first line treatment of patients with cholangiocarcinoma (cancer of the bile duct). The Company expects to begin patient enrollment in the second quarter of 2006.
Cholangiocarcinoma has no standard of care and may represent an opportunity for orphan drug status approval.

    About DAVANAT(R)

    DAVANAT(R) is a proprietary polysaccharide polymer comprised of mannose and galactose carbohydrates in a CARBOSOME(TM) formation that enables the targeted delivery of chemotherapy drugs to protein receptors (lectins) on cancer cells.

    Pro-Pharmaceuticals, Inc. - Advancing Drugs Through
Glycoscience(R)

    Pro-Pharmaceuticals is a development stage company engaged in the discovery, development and commercialization of carbohydrate-based therapeutic compounds for advanced treatment of cancer, as well as liver, microbial, cardiovascular and inflammatory diseases, and viral infections. Initially, the product pipeline is principally focused on increasing the efficacy and decreasing the toxicity of approved chemotherapy drugs. The Company has been conducting clinical and pre-clinical studies with its lead product candidate, DAVANAT(R), in combination with 5-FU, leucovorin, irinotecan, doxorubicin, oxaliplatin, paclitaxel, cisplatin, and bevacizumab (AVASTIN(R)). Results show that DAVANAT(R) exhibits a broad spectrum of activity with tested drugs. Founded in 2000, the Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

    FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company, including without limitation statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements as defined in the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, the following: uncertainties as to the utility and market for our potential products; uncertainties associated with pre-clinical and clinical trials of our drug delivery candidates; our limited experience in product development and expected dependence on potential licensees and collaborators for commercial manufacturing, sales, distribution and marketing of our potential products; possible development by competitors of competing products and technologies; lack of assurance regarding patent and other protection of our proprietary technology; compliance with and change of government regulation of our activities, facilities and personnel; uncertainties as to the extent of reimbursement for our potential products by government and private health insurers; our dependence on key personnel; our history of operating losses and accumulated deficit; and economic conditions related to the biotechnology and biopharmaceutical industry. We cannot assure you that we have identified all the factors that create uncertainties. Readers should not place undue reliance on forward-looking statements.
    More information about those risks and uncertainties is contained and discussed in the "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's most recent quarterly or annual report and in the Company's other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company's views as of the date of this news release and should not be relied upon to represent the Company's views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company's views to change, the Company disclaims any obligation to update such forward-looking statements.

    AVASTIN is a trademark of Genentech, Inc.

    DAVANAT and Advancing Drugs Through Glycoscience are registered trademarks of Pro-Pharmaceuticals. CARBOSOME is a trademark of Pro-Pharmaceuticals.



    CONTACT: Pro-Pharmaceuticals, Inc.
             Anthony D. Squeglia, 617-559-0033
             squeglia@pro-pharmaceuticals.com.